Exhibit 10.9
FOURTH AMENDMENT, WAIVER AND AGREEMENT
This Fourth Amendment, Waiver and Agreement (“Agreement”) dated as of April 9, 2009 (“Effective Date”) is by and among Belden & Blake Corporation, an Ohio corporation (the “Company”), the Lenders (as defined below), and BNP Paribas, as Administrative Agent (as such term is defined below).
RECITALS
A. The Company, certain subsidiaries of the Company, as Guarantors, the lenders party thereto from time to time (the “Lenders”), and BNP Paribas, as administrative agent for such Lenders (together with its permitted successors in such capacity, the “Administrative Agent”) are parties to the First Amended and Restated Credit and Guaranty Agreement dated as of August 16, 2005, as amended by the First Amendment to Credit Agreement dated as of September 27, 2005, the Second Amendment and Waiver dated as of August 3, 2007 and the Third Amendment and Waiver dated as of March 24, 2008 (as so amended and as the same may be amended or modified from time to time, the “Credit Agreement”).
B. The Company, the Lenders and the Administrative Agent wish to, subject to the terms and conditions of this Agreement, (1) reduce the Borrowing Base (as defined in the Credit Agreement) to $100,000,000, (2) provide for a waiver of compliance with the Leverage Ratio covenant set forth in Section 6.8(b) of the Credit Agreement each day from March 31, 2009 through the Effective Date (the “Covenant Waiver”) and (3) make certain amendments to the Credit Agreement.
THEREFORE, the Company, the Administrative Agent and the Lenders hereby agree as follows:
Section 1. Defined Terms. As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings herein assigned. Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary.
Section 2. Other Definitional Provisions. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.
Section 3. Covenant Waiver. The Lenders agree, subject to the terms and conditions of this Agreement, to the Covenant Waiver. The waiver by the Lenders described in this Section 3 is contingent upon the satisfaction of the conditions precedent set forth below and is limited to the Covenant Waiver. Such waiver is limited to the extent described herein and shall not be construed to be a consent to or permanent waiver of any provision in Section 6.8(b) of the Credit Agreement, or any other terms, provisions, covenants, warranties, or agreements contained in the Credit Agreement or in any of the other Credit Documents. The Lenders reserve the right to exercise any rights and remedies available to them in connection with any other present or future defaults with respect to the Credit Agreement or any other provision of any Credit Document. The description herein of the Covenant Waiver is based upon information provided to the Lenders on or prior to the date hereof and shall not be deemed to exclude the existence of any Defaults or Events of Default other than the Event of Default which may exist as of March 31, 2009 under Section 6.8(b) of the Credit Agreement if the Lenders do not agree to the Covenant Waiver. The failure of the Lenders to give notice to the Company of any such other Default or Event of Default is not intended to be nor shall be a waiver thereof. The Company hereby agrees and acknowledges that the Lenders require and will require strict performance by the Company of all of its obligations, agreements, and covenants contained in the Credit Agreement and the other Credit Documents, and no inaction or action regarding any Default or Event of Default is intended to be or shall be a waiver thereof.
Section 4. Amendments to the Credit Agreement.
(a) Section 1.01 of the Credit Agreement is hereby amended by deleting the definitions of “Applicable Margin”, “Asset Sale”, “Base Rate” and “Borrowing Base” in their entirety and replacing them with the following corresponding terms:
“Applicable Margin” means, on any date of its determination, a percentage per annum, determined by reference to the Utilization in effect at BNPP’s close of business in New York City on such date for the Type of Loan or the Commitment Fee as set forth below:

	Applicable Margin	Applicable Margin for	Applicable Margin for
Utilization	for Base Rate Loans	Eurodollar Rate Loans	Commitment Fees
< 25%	1.00%	2.50%	0.50%
≥ 25%
< 50%	1.25%	2.75%	0.50%
≥ 50%
< 75%	1.50%	3.00%	0.50%
≥ 75%	1.75%	3.25%	0.50%
The Applicable Margin shall increase by 2.00% during any Deficiency Period.
“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Company or any Guarantor), in one transaction or a series of transactions, of all or any part of Company’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, including Production Payments, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock or Securities of any of Company’s Restricted Subsidiaries, other than (i) Hydrocarbons (or other inventory or goods) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) during the Adjustment Period, sales of assets (other than Hydrocarbons, other inventory or goods) for aggregate consideration of less than $100,000 with respect to any transaction or series of related transactions and less than $500,000 in the aggregate during any Fiscal Year, and (iii) upon expiration of the Adjustment Period, sales of assets (other than Hydrocarbons, other inventory or goods) for aggregate consideration of less than $250,000 with respect to any transaction or series of related transactions and less than $1,500,000 in the aggregate during any Fiscal Year.

“Base Rate” means, for any day, a rate per annum equal to the greatest of the then determinable (a)  Prime Rate in effect on such day, (b)  the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.50%, provided that, in the context of this definition of Base Rate and for the avoidance of doubt, “LIBO Rate” means, for any day, the rate as quoted to BNPP’s London office for Dollar deposits of $5,000,000 having a one-month maturity at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.
“Borrowing Base” means at any particular time, the least of (a) the Dollar amount determined in accordance with Section 2.3 on account of Proven Reserves attributable to Oil and Gas Properties of the Company and the Guarantors subject to an Acceptable Security Interest and described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to the Administrative Agent and the Lenders pursuant to Section 2.3, before taking into account any reduction to such amount based on the principal amount of the Senior Secured Notes then outstanding (which, as of the Effective Date of the Fourth Amendment, is equal to $159,475,000), less 30% of the outstanding principal amount of the Senior Secured Notes; (b) the amount of the Permitted First Priority Secured Indebtedness, as such term is defined in the J. Aron Swap; (c) such amount as may be designated in writing by the Company to the Administrative Agent and the Revolving Lenders upon any redetermination under Section 2.3(b)(ii); and (d) such amount as may be designated by the Administrative Agent and the Revolving Lenders upon any redetermination under Section 2.3, subject to Section 2.3(e).
(b) Section 1.01 of the Credit Agreement is hereby amended by adding the following new defined terms in alphabetical order:
“Adjustment Period” means the period commencing on the Effective Date of the Fourth Amendment and expiring on the date that the Borrower has repaid or prepaid the Revolving Loans in an aggregate amount equal to $30,000,000 and the Borrowing Base has been, pursuant to Section 2.3(f), reduced by $30,000,000 in the aggregate; provided that, upon such expiration, the Adjustment Period shall not be reinstated regardless of any subsequent increases to the Borrowing Base.
“Effective Date of the Fourth Amendment” means the effective date of the Fourth Amendment and Agreement, which amends this Agreement.
“Equity Contribution” means an equity capital contribution of cash or Cash Equivalents by EnerVest or any other equity holder of the Company.
“Equity Issuance” means any issuance of equity securities or any other Capital Stock or Securities (including any preferred equity securities) by the Company or any of its Domestic Subsidiaries other than (i) Capital Stock issued to the Company or to a Guarantor, (ii) common, non-convertible Capital Stock issued pursuant to employee or director and officer stock option plans in the ordinary course of business, or (iii) common, non-convertible Capital Stock issued to the seller(s) as consideration in connection with any Permitted Acquisition that is permitted under Section 6.9(e).

“Commodity Transactions” means any and all swaps, options, forward contracts, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing and any related confirmations) and related to oil, gas or oil and gas, whether or not any such transaction is governed by or subject to any Swap Agreement.
“Hedge Restructure” means (a) the entering into or purchase of any Commodity Transaction and (b) any supplement, modification, novation, termination, or unwinding of any Commodity Transaction, the effect of which, in either case, is to cancel or modify any existing hedge position established under the J. Aron Swap.
“Non-Ordinary Course Events” means, collectively, (a) Asset Sales, regardless of whether such Asset Sales are permitted under Section 6.9 hereof, (b) Equity Contributions, and (c) Equity Issuances.
“Non-Ordinary Course Proceeds” means (a) with respect to any Asset Sale, all cash and Cash Equivalents received by any Credit Party from such Asset Sale after (i) payment of, or provision for, all reasonable brokerage commissions, marketing expenses, estimated cash taxes attributable from such Asset Sale, and other reasonable out-of-pocket fees and expenses actually incurred directly in connection with such Asset Sale and (ii) the amount of reserves recorded in accordance with GAAP for indemnity or similar obligations of the Credit Parties directly related to such Asset Sale; (b) with respect to any Equity Contribution, the amount of such Equity Contribution after payment of all reasonable expenses of accountants, lawyers, appraisers and other professional advisors, if any, and other reasonable out-of-pocket fees and expenses actually incurred directly in connection with such Equity Contribution; and (c) with respect to any Equity Issuance, all cash and Cash Equivalents received by any Credit Party from such Equity Issuance after payment of all reasonable underwriter fees and expenses, Securities and Exchange Commission and blue sky fees, if any, reasonable expenses of accountants, lawyers and other professional advisors, brokerage commissions and other reasonable out-of-pocket fees and expenses actually incurred directly in connection with such Equity Issuance.
(c) Section 2.3 of the Credit Agreement is hereby amended by replacing each reference to “75%” found therein with a reference to “80%”.
(d) Section 2.3(a) of the Credit Agreement is hereby amended by deleting the last sentence thereof in its entirety and replacing it with the following:
Such initial Borrowing Base shall be subject to adjustment from time to time in accordance with the definition thereof, and shall be determined in accordance with the standards set forth in Section 2.3(d) and is subject to periodic redetermination pursuant to Sections 2.3(b) and 2.3(c) and periodic reduction pursuant to Section 2.3(f).

(e) Section 2.3(b)(i) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
(i) The Company shall deliver to the Administrative Agent and each of the Revolving Lenders on or before February 15th of each year beginning February 15, 2010, an Independent Engineering Report dated effective as of the immediately preceding January 1, and such other information as may be reasonably requested by any Revolving Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. The Administrative Agent shall promptly, and in any event within 30 days after the Administrative Agent’s and the Revolving Lenders’ receipt of such Independent Engineering Report and other information, deliver to each Revolving Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base. The Administrative Agent and the Revolving Lenders shall promptly, and in any event on the later of (A) March 15th and (B) 15 days after the Revolving Lenders’ receipt of the Administrative Agent’s recommendation, redetermine the Borrowing Base in accordance with Section 2.3(d), and the Administrative Agent shall promptly notify the Company in writing of the amount of the Borrowing Base as so redetermined, which redetermined Borrowing Base shall become effective as of the date of such notice.
(f) Section 2.3(b)(ii) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
(ii) The Company shall deliver to the Administrative Agent and each of the Revolving Lenders on or before August 15th of each year beginning August 15, 2009, an Internal Engineering Report dated effective as of the immediately preceding July 1 and such other information as may be reasonably requested by the Administrative Agent or any Revolving Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. The Administrative Agent shall promptly, and in any event within 30 days after the Administrative Agent’s and the Revolving Lenders’ receipt of such Internal Engineering Report and other information, deliver to each Revolving Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base. The Administrative Agent and the Revolving Lenders shall promptly, and in any event on the later of (A) September 15th and (B) 15 days after the Revolving Lenders’ receipt of the Administrative Agent’s recommendation, redetermine the Borrowing Base in accordance with Section 2.3(d), and the Administrative Agent shall promptly notify the Company in writing of the amount of the Borrowing Base as so redetermined, which redetermined Borrowing Base shall become effective as of the date of such notice.
(g) Section 2.3 of the Credit Agreement is hereby amended by adding the following new clause (f) to the end thereof:
(f) Mandatory Reduction. During the Adjustment Period, each repayment or prepayment of outstanding Revolving Loans shall automatically, and effective as of the date such repayment or prepayment is effected, reduce the then effective Borrowing Base by the amount of such repayment or prepayment.
(h) Section 2.6 of the Credit Agreement is hereby amended by adding the following to the end of the first sentence thereof:
; provided however, no portion of the proceeds of any Credit Extension shall be used to fund any obligations, liabilities, fees, or other amounts owing or otherwise occurring with respect to a Hedge Restructure.
(i) Section 2.14(a) of the Credit Agreement is hereby amended by deleting the reference to “Hedge L/C Exposure” found in clause (i) thereof with a reference to “Letter of Credit Usage.”

(j) Section 2.14(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
(c) Non-Ordinary Course Events. If (y) the Adjustment Period is in effect or (z) the Total Utilization of Revolving Commitments exceeds the lesser of the Borrowing Base or the aggregate Revolving Commitments, then, upon the occurrence of a Non-Ordinary Course Event, the Company shall prepay or repay the Loans and provide cash collateral for the Letter of Credit Usage with the Non-Ordinary Course Proceeds thereof in the order and as set forth below:
(i) unless the mandatory prepayment required under Section 2.14(d) below shall have been made, the first $20,000,000 of Non-Ordinary Course Proceeds, in the aggregate, shall be applied to prepay the Revolving Loans;
(ii) the next $40,000,000 of Non-Ordinary Course Proceeds (or the first $60,000,000 of Non-Ordinary Course Proceeds if the mandatory prepayment required under Section 2.14(d) has been made as required therein), in the aggregate, shall be applied, at the option of the Company, to fund any one or more of the following:
(A) effect any Hedge Restructure so long as (1) after giving effect to such Hedge Restructure, the Company remains protected against a decline in commodity prices at the same levels that are in effect on the Effective Date of the Fourth Amendment, and (2) prior to effecting such Hedge Restructure, the Hedge Letter of Credit Usage shall have been reduced in an amount, and subject to terms, satisfactory to the Administrative Agent,
(B) prepay the Revolving Loans, or
(C) drilling and development costs and expenses, Consolidated Capital Expenditures, the acquisition of Oil and Gas Properties or for any other general corporate purposes that is otherwise permitted under this Agreement; and
(iii) 50% of all Non-Ordinary Course Proceeds in excess of the first $60,000,000 which is to be applied as provided in clauses (i) and (ii) above, shall be applied to prepay the Revolving Loans, and if no Revolving Loans are outstanding, make deposits into a cash collateral account acceptable to the Administrative Agent to provide cash collateral for the Letter of Credit Usage.
Prepayments of the Loans and deposits of cash collateral as required pursuant to this Section 2.14(c) shall occur no later than the third Business Day following the date of receipt by Company or any of its Subsidiaries of any Non-Ordinary Course Proceeds. Each prepayment of Loans pursuant to this Section 2.14(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.18(c) as a result of such prepayment being made on such date. Each prepayment under this Section 2.14(c) shall be applied to the Loans as provided above but otherwise as determined by the Administrative Agent and agreed to by the Requisite Revolving Lenders in their sole discretion.

(k) Section 2.14(d) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
(d) Mandatory Prepayment of Revolving Loans. Notwithstanding any terms to the contrary contained herein and so long as the Adjustment Period is in effect, the Company shall prepay the Revolving Loans on July 15, 2009 in an amount equal to (i) $20,000,000 less (ii) the aggregate amount of prepayments of Revolving Loans made after the Effective Date of the Fourth Amendment. Such prepayment of the Revolving Loans pursuant to this Section 2.14(d) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.18(c) as a result of such prepayment being made on such date.
(l) Section 5.11(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
(b) No later than ninety (90) days after June 30th and December 31st of each year (other than December 31, 2008) and no later than one-hundred fifty (150) days after December 31, 2008, Company and the Guarantors shall, if required, take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Section 3.1(i) with respect to additional Hydrocarbon Interests which have not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Trustee, for the benefit of Secured Parties, such that the aggregate of Hydrocarbon Interests subject to the Lien of the Collateral Documents in favor of Collateral Trustee, for the benefit of Secured Parties, shall represent no less than 80% of the Borrowing Base value of the Proven Reserves of Company and the Guarantors.
(m) Section 5.13 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
5.13 Swap Agreements. It is contemplated by the Company that the J. Aron Swap will remain in place during the term of this Agreement on terms and conditions satisfactory to the Administrative Agent; provided, however, (a) the Company shall have the right to terminate the J. Aron Swap, but only if the Borrowing Base shall have been redetermined before giving effect to the termination and, after giving effect thereto, no Event of Default would exist and Total Utilization would not exceed the lesser of the Borrowing Base and the Revolving Commitments, and (b) the Company may effect any Hedge Restructure or otherwise amend, supplement or modify the J. Aron Swap so long as (i) no Event of Default exists or would exist as a result thereof, (ii) after giving effect thereto the Company would remain protected against a decline in commodity prices at the same levels that are in effect on the Effective Date of the Fourth Amendment, (iii) before giving effect thereto the Hedge Letter of Credit Usage shall have been reduced in an amount, and subject to terms, satisfactory to the Administrative Agent, (iv) the terms thereof does not require any additional collateral or margin requirements from the Company or any other Credit Party, and (v) the other terms thereof are not more onerous to the Company or any other Credit Party than those terms that were in existence on the Closing Date as reasonably determined by the Administrative Agent.

(n) Section 6.5 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
6.5 Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries or Affiliates through any manner or means or through any other Person to (a) directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, including but not limited to, principal payments on the Senior Secured Indebtedness but excluding interest payments on any Senior Secured Indebtedness or (b) otherwise make any optional or voluntary repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing in this clause (b)) of the Senior Secured Indebtedness.
(o) Section 6.8(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
(a) Interest Coverage Ratio. Company shall not permit the Interest Coverage Ratio as of the last day of each Fiscal Quarter, to be less than (i) 2.50 to 1.00 for each Fiscal Quarter ending on or before March 31, 2009, (ii) 2.00 to 1.00 for the Fiscal Quarters ending September 30, 2009, December 31, 2009 and March 31, 2010 , and (ii) 2.25 to 1.00 for each Fiscal Quarter ending on or after June 30, 2010; provided that the Interest Coverage Ratio test under this Section 6.8(a) shall not apply for the Fiscal Quarter ending June 30, 2009.
(p) Section 6.8(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
(b) Leverage Ratio. Company shall not permit, as of each day, the Leverage Ratio for the four Fiscal Quarters for which financial statements have most recently been required to be delivered under this Agreement immediately preceding such day to exceed (i) 5.375 to 1.00 from the earlier of the date that Borrower has delivered its financial statements for the Fiscal Quarter ending September 30, 2009 pursuant to Section 5.1(a) or November 16, 2009 (the “Initial Leverage Test Date”) through and including December 31, 2009, (ii) 5.25 to 1.00 from January 1, 2010 through and including March 31, 2010, and (iii) 5.00 to 1.00 thereafter; provided that, the Leverage Ratio test under this Section 6.8(b) shall not apply at any time from the Effective Date of the Fourth Amendment through the Initial Leverage Test Date.
(q) Section 6.9 of the Credit Agreement is hereby amended by deleting clauses (c), (f), (g) and (h) in their entirety and replacing them with the following:
(c) (i) during the Adjustment Period, any Asset Sale so long as the proceeds thereof are applied in accordance with Section 2.14(c); and (ii) upon expiration of the Adjustment Period, any Asset Sale, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-cash proceeds) (A) are less than $5,000,000 with respect to any single Asset Sale or series of related Asset Sales and (B) when aggregated with the proceeds of all other Asset Sales made after the expiration of the Adjustment Period, are less than $10,000,000; provided that, with respect to any Asset Sale permitted under this clause (c), (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by a Financial Officer of Company), and (2) no less than 75% thereof shall be paid in cash.
(f) [Reserved].

(g) the trade or exchange by Company or any Restricted Subsidiary of any Oil and Gas Property (or interest therein) owned or held by Company or such Restricted Subsidiary and located in an area for any other Oil and Gas Property (or interest therein) owned or held by another Person and located in the same area; provided, that, (i) the aggregate value of trades or exchanges permitted by this paragraph (g) shall not exceed $5,000,000 during any six-month period commencing January 1 and ending June 30 or commencing July 1 and ending December 31, (ii) such trade or exchange may include cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value , and (iii) such trade or exchange occurs in the ordinary course of business for the purpose of developing Oil and Gas Properties that the Company or any Restricted Subsidiary owns which are not included in such trade or exchange.
(h) [Reserved].
(r) Section 6.15 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
6.15 Amendments or Waivers of Certain Related Agreements. No Credit Party shall nor shall it permit any of its Restricted Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement (other than the Senior Secured Indebtedness and future transactions otherwise permitted by the terms of this Agreement) after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver; provided that, the Company may terminate, amend, supplement or otherwise modify the J. Aron Swap in compliance with the terms of Section 5.13 of this Agreement.
Section 5. Borrowing Base. Subject to the terms of this Agreement, the parties hereto agree that, as of the Effective Date, the Borrowing Base shall be equal to $100,000,000 and such Borrowing Base shall remain in effect at such amount until the Borrowing Base is redetermined or reduced in accordance with the Credit Agreement, as amended hereby.
Section 6. Company Representations and Warranties. The Company represents and warrants that, after giving effect to this Agreement: (a) the representations and warranties contained in the Credit Agreement and the representations and warranties contained in the other Credit Documents, are true and correct in all material respects on and as of the Effective Date as if made on as and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date; (b) no Default has occurred and is continuing; (c) the execution, delivery and performance of this Agreement are within the corporate power and authority of the Company and have been duly authorized by appropriate corporate and governing action and proceedings; (d) this Agreement constitutes the legal, valid, and binding obligation of the Company enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement; and (f) the Liens under the Security Instruments are valid and subsisting and secure Company’s obligations under the Credit Documents.

Section 7. Conditions to Effectiveness. This Agreement shall become effective on the Effective Date and enforceable against the Company, the Administrative Agent, and the Lenders upon the occurrence of the following conditions precedent:
(a) The Administrative Agent shall have received multiple original counterparts, as requested by the Administrative Agent, of this Agreement duly and validly executed and delivered by duly authorized officers of the Company, the Administrative Agent and the Requisite Lenders and the fee letter dated the date hereof between the Administrative Agent and the Company.
(b) The aggregate outstanding amount of the Total Utilization of Revolving Commitments shall be less than or equal to $95,000,000.
(c) The Company shall have paid to the Administrative Agent for the ratable benefit of the Lenders a waiver and amendment fee in the amount of $250,000. This fee shall be non-refundable and fully earned when paid.
(d) No Default shall have occurred and be continuing as of the Effective Date.
(e) The representations and warranties in this Agreement shall be true and correct in all material respects.
(f) The Company shall have paid all costs and expenses which have been invoiced and are payable pursuant to Section 10.2 of the Credit Agreement.
Section 8. Acknowledgments and Agreements.
(a) The Company acknowledges that on the date hereof all Obligations are payable without defense, offset, counterclaim or recoupment.
(b) The Administrative Agent and the Lenders hereby expressly reserve all of their rights, remedies, and claims under the Credit Documents. Nothing in this Agreement shall constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Credit Documents, (ii) any of the agreements, terms or conditions contained in any of the Credit Documents, (iii) any rights or remedies of the Administrative Agent or any Lender with respect to the Credit Documents, or (iv) the rights of the Administrative Agent or any Lender to collect the full amounts owing to them under the Credit Documents.
(c) Each of the Company, the Administrative Agent and the Lenders does hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby, and acknowledges and agrees that the Credit Agreement, as amended hereby, is and remains in full force and effect, and the Company acknowledges and agrees that its liabilities and obligations under the Credit Agreement, as amended hereby, are not impaired in any respect by this Agreement. From and after the Effective Date, all references to the Credit Agreement and the Credit Documents shall mean such Credit Agreement and such Credit Documents as amended by this Agreement.
(d) This Agreement is a Credit Document for the purposes of the provisions of the other Credit Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a Default or Event of Default, as applicable, under the Credit Agreement.

Section 9. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument. This Agreement may be executed by facsimile signature and all such signatures shall be effective as originals.
Section 10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.
Section 11. Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.
Section 12. Governing Law. This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of New York.
Section 13. Entire Agreement. THIS AGREEMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AGREEMENT, THE NOTES, AND THE OTHER CREDIT DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signature pages follow.]

EXECUTED effective as of the date first above written.

COMPANY:	BELDEN & BLAKE CORPORATION

	By:	/s/ James M. Vanderhider

		Name:	James M. Vanderhider

		Title:	President and Chief Operating Officer

ADMINISTRATIVE AGENT/
LENDER:	BNP PARIBAS,
as Administrative Agent and as Lender

	By:	/s/ Polly Schott

		Name:	Polly Schott

		Title:	Director

	By:	/s/ Courtney Kubesch

		Name:	Courtney Kubesch

		Title:	Vice President

LENDER:	JPMORGAN CHASE BANK, N.A.
as Lender

	By:	/s/ Michael A. Kamauf

		Name:	Michael A. Kamauf

		Title:	Vice President

LENDER:	AMEGY BANK NATIONAL ASSOCIATION,
as Lender

	By:	/s/ W. Bryan Chapman

		Name:	W. Bryan Chapman

		Title:	Senior Vice President